                                                                      EXHIBIT 12



                                ASHLAND OIL, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)



                                                                           Years Ended September 30
                                                     ---------------------------------------------------------------------
                                                       1990           1991           1992           1993           1994
                                                       ----           ----           ----           ----           ----
EARNINGS
Net income (loss)                                     $  182         $  145        $  (336)        $  142         $  197
Cumulative effect of accounting changes                    -              -            268              -              -
Income taxes                                              81             48            (90)            58             75
Interest expense                                         120            125            132            124            119
Interest portion of rental expense                        28             28             34             35             38
Amortization of deferred debt expense                      1              1              1              2              1
Undistributed earnings of unconsolidated affiliates      (41)            (3)           (22)           (12)           (14)
Amounts related to significant affiliates*
        Earnings                                          57              6             30             (2)            27
        Dividends                                         (4)            (5)            (4)            (4)             -
                                                      ------         ------        -------         ------         ------
                                                      $  424         $  345        $    13         $  343         $  443
                                                      ------         ------        -------         ------         ------
                                                      ------         ------        -------         ------         ------

FIXED CHARGES
Interest expense                                      $  120         $  125        $   132         $  124         $  119
Interest portion of rental expense                        28             28             34             35             38
Amortization of deferred debt expense                      1              1              1              2              1
Capitalized interest                                       1              2              3              9              -
Fixed charges of significant affiliates*                  18             20             17             16             18
                                                      ------         ------        -------         ------         ------
                                                      $  168         $  176        $   187         $  186         $  176
                                                      ------         ------        -------         ------         ------
                                                      ------         ------       --------         ------         ------

RATIO OF EARNINGS TO FIXED CHARGES                      2.53           1.96             **           1.84           2.51

_________________________

     * Significant affiliates are companies accounted for on the equity method that are 50% owned or whose indebtedness has been directly or indirectly guaranteed by Ashland or its consolidated subsidiaries.

     ** Fixed charges exceeded earnings (as defined) by $174 million as a result of special charges and the current year impact of accounting changes.